LICENSE AGREEMENT

License agreement made April 1, 2001, between Bio-Preserve Medical Corporation, a corporation organized under the laws of the State of Washington, with its principal place of business at 8717-148th Avenue N.E., Redmond, King County, Washington 98052 ("licensor"), and Life Systems Corp., a corporation organized under the laws of the State of Nevada, with its principal place of business at 8717 -148th Avenue N.E., Redmond, King County, Washington 98052 ("licensee").

RECITALS

  Licensor is the owner of the entire right, title, and interest in letters patent of the United States Patents numbered 5,338,662 and 5,494,822 issued August 16, 1994 and February 27, 1996 respectively, for inventions entitled Organ Perfusion Device; and the assignee of Patent No. 4,745,759 and the rights to the 510K FDA for Patent No. 4,745,759;

B. Licensee desires to secure, and licensor is willing to grant, an exclusive license under the patents to manufacture, use, sell, and otherwise practice the invention.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:

ARTICLE ONE

DEFINITIONS

In interpretation of this agreement, the following definitions shall apply:

  "Licensed patents" means all patents to which licensor has the right at any time during the term of this agreement to grant licenses of the scope granted hereunder including United States Patents 5,338,662 and 5,494,822, and Patent No. 4,745,759 and rights to the 510K FDA for Patent No. 4,745,759.

  "Licensed products" means isolated perfusion devices developed by licensor including the LifeSustainer™ 1000, 2000, and 3000 devices, together with their associated components and subcomponents.

  "Intellectual property" means all intellectual property, design and processes associated with the licensed products. Intellectual property also includes the LifeSustainer™ software and computer systems which have been developed by the licensor or its contractors or consultants.

ARTICLE TWO

GRANT OF LICENSE

Licensor grants to licensee an exclusive, world-wide license to develop, manufacture, use, sell, and otherwise practice the licensed patents, licensed products, and intellectual property throughout the world for the full term of the licensed patents, including any extensions or reissues of the same, unless this agreement is terminated prior to such term or terms, as provided below.

ARTICLE THREE

ROYALTY

Licensee agrees to pay royalties to the licensor at the rate of 7% (seven percent) of the net selling price of all licensed products sold or otherwise disposed of. Net selling price means: invoice price, f.o.b. factory, after deduction of standard discounts. In the event that the licensed products are not sold but are otherwise disposed of, net selling price is to be the price at which similar products are sold.

ARTICLE FOUR

RESALE OF LICENSED PRODUCTS

In the event any licensed products are sold for resale to a corporation or firm in which licensee owns a controlling interest, the royalties to be paid in respect to such products shall be computed on the net selling price at which the purchaser for resale resells such products rather than on the net selling price of licensee.

ARTICLE FIVE

PAYMENT

Royalty payments under this agreement shall be due and payable quarterly within 30 days after the last day of March, June, September, and December of each year during which this agreement is in effect.

ARTICLE SIX

IMPROVEMENTS

Any improvements relating to the licensed inventions which have been made by or on behalf of licensor are included within the scope of this license agreement.

ARTICLE SEVEN

REPRESENTATIONS OF LICENSOR

The licensor represents and warrants that it is the sole and exclusive owner of the entire right, title and interest in and to the above-mentioned licensed patents and licensed products, and that it has the right to grant the exclusive right, license and privilege granted in this agreement; that it has executed no agreement in conflict with this agreement; and that it has not granted to any other person, firm or corporation any right, license, shop-right, or privilege granted under this agreement.

ARTICLE EIGHT

REPORTING

Licensee shall submit written reports to licensor quarterly, within 30 days after the last day of March, June, September, and December of each year during which this agreement is in effect. Each such report shall include a statement of the number, description, and aggregate net selling prices of licensed products or apparatus embodying and containing the above-mentioned licensed products, licensed patents and intellectual property sold or otherwise disposed of by licensee during the preceding three calendar months and on which royalty is payable as provided in Article Three. The first such report shall include all licensed products and apparatus sold or otherwise disposed of from the date of this agreement.

ARTICLE NINE

INVALIDITY OF LETTERS PATENT

If in any suit involving either of the Letters Patent, under and pursuant to which the exclusive right and license has been granted, charging infringement of such right and license, any of the Letters Patent should be declared to be invalid by the Court, or be construed by the Court as not to cover the licensor's apparatus, then the royalty agreed to be paid under this agreement shall afterwards be waived, and the licensee shall be immediately released of and from any and all obligations under this agreement.

ARTICLE TEN

DEFAULT

If licensee commits any default or breaches with respect to any of the provisions of this agreement, or fails to account for or pay to licensor any of the royalties that become due under this agreement, licensor shall have the right to cancel this agreement on 90 days' written notice to licensee. However, if licensee cures the default or breach within 60 days of delivery of such written notice, then the license shall not be canceled.

ARTICLE ELEVEN

BANKRUPTCY

In the event of any adjudication of bankruptcy, appointment of a receiver, assignment for the benefit of creditors, or levy of execution directly involving licensee, this agreement shall then terminate.

ARTICLE TWELVE

INFRINGEMENT

The licensee shall have the sole and exclusive right to institute and prosecute any and all suits to enjoin any and all infringers of the above-mentioned Letters Patent; and from time to time during the continuance of this agreement, and at its own expense, may institute any suit or suits which it may deem necessary.

The licensee shall have the sole right to institute and prosecute such suits, and to employ its own counsel for such suits; and licensee shall pay for all services rendered by counsel so retained, and for all incidental costs and expenses.

ARTICLE THIRTEEN

JOINDER OF LICENSOR

The licensor agrees that the licensee may join as party plaintiff if the licensee should find it necessary or desirable in any suit or suits which the licensee may institute involving the above-mentioned Letters Patent, it being agreed that in such event the licensor shall not be chargeable for any costs or expenses by reason of being joined as party plaintiff, but that the licensee shall bear all such expenses.

ARTICLE FOURTEEN

WARRANTIES

Neither party makes any representations, extends any warranties, or assumes any responsibilities whatever with respect to use, sale or other disposition by the other party or its vendees or transferees of the licensed products.

ARTICLE FIFTEEN

BINDING EFFECT

This agreement shall bind and apply to the successors and assigns of the licensor, and may inure to the benefit of, may be transferable to, and be binding upon the successors and assigns of the licensee.

ARTICLE SIXTEEN

COOPERATION OF LICENSOR

Licensor shall provide licensee with all requested technical information relating to the licensed invention, provided that such information is in its possession, and shall aid licensee in developing the licensed invention. The licensor agrees to execute any and all papers, documents or other instruments which may be found necessary or desirable to effect the exclusive right and license granted to the licensee; and also to execute any and all papers which may be found necessary or desirable in any suit or suits brought under and pursuant to this agreement; and the licensor further agrees that it will testify in any interference or litigation, whenever requested to do so by the licensee, all at the expense of the licensee.

ARTICLE SEVENTEEN

TRANSFERABILITY OF RIGHTS AND OBLIGATIONS

The license granted in this agreement shall be binding on any successor to ownership or control of the licensed patents. The obligations shall run in favor of any successor of licensee. Neither party shall have any right to assign its rights under this agreement except to the purchaser of substantially all its business, without the written consent of the other party.

ARTICLE EIGHTEEN

ARBITRATION

All disputes that may arise in connection with this agreement and not settled by the parties themselves shall be submitted to arbitration under the rules and regulations of the American Arbitration Association. All costs of arbitration shall be divided equally between the parties, and the parties agree to abide by the award.

ARTICLE NINETEEN

TERMINATION

Licensee shall have the right to cancel this agreement on 30 days' written notice to licensor. After the effective date of cancellation, licensee shall be in the same position that it would have occupied had this agreement not been made.

The parties have executed this agreement at Redmond, WA, the day and year first above written.

Licensor Licensee

Bio-Preserve Medical Corporation Life Systems Corp.

/s/ Fereydoon Sadri /s/ Fereydoon Sadri

Authorized Signatory Authorized Signatory